Exhibit 9.1
SORRENTO THERAPEUTICS, INC.
STOCKHOLDER VOTING AGREEMENT
     This STOCKHOLDER VOTING AGREEMENT, dated as of July 14, 2009 (this “Agreement”), is by and among QuikByte Software, Inc., a Colorado corporation (“Parent”), and the stockholder of Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), set forth on the signature page hereto (“Stockholder”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
     WHEREAS, Parent, Sorrento, Sorrento Merger Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Stephen Zaniboni, an individual as the Stockholders’ Agent thereunder, and Glenn Halpryn, an individual as Parent Representative thereunder, have entered into a Merger Agreement (the “Merger Agreement”), dated as of even date herewith, pursuant to which, among other things, Merger Sub will merge with and into Sorrento, with the effect that Sorrento survives the merger (the “Merger”) and becomes a wholly-owned subsidiary of Parent;
     WHEREAS, as of the date hereof, Stockholder owns the shares of Sorrento Common Stock set forth on the signature page hereto and Stockholder will own such shares of Sorrento Common Stock at the Closing; and
     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and to consummate the Merger, Parent has required that Stockholder agree (i) to vote his, her or its respective shares of Sorrento Common Stock in favor of the Merger and all other transactions contemplated by the Merger Agreement and (ii) post-Closing, to vote his, her or its shares of the common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), issued in exchange for Stockholder’s shares of Sorrento Common Stock pursuant to the Merger in favor of the Name Change and the Redomestication.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
VOTING AGREEMENT OF THE STOCKHOLDERS
     SECTION 1.01. Voting Agreement.
          (a) Stockholder hereby agrees that at any meeting of the Sorrento Stockholders, however called, and in any action by written consent of the Sorrento Stockholders, Stockholder shall vote his, her or its respective Sorrento Common Stock: (i) in favor of the Merger Agreement and the Merger and (ii) against any proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sorrento under the Merger Agreement or which would result in any of the conditions to Sorrento’s obligations under the Merger Agreement not being fulfilled.

          (b) Stockholder further agrees that, subsequent to the Closing, at any meeting of the shareholders of Parent, however called, and in any action by written consent of the shareholders of Parent, Stockholder shall, to the extent entitled to do so, vote his, her or its respective Parent Common Stock (i) in favor of the Name Change, the Redomestication, the Redomestication Articles and any other amendments to the charter documents of Parent relating to the foregoing and (ii) against any proposal or any other action or agreement that would result in a breach of any covenant or any other obligation or agreement of Parent under the Merger Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
          Stockholder hereby represents and warrants, as to himself, herself, or itself, as applicable, severally but not jointly, to Parent as follows:
     SECTION 2.01. Authority Relative to This Agreement. Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder. Stockholder has the necessary power and authority to vote his, her or its Sorrento Common Stock and will have the necessary power and authority to vote his, her or its Parent Common Stock upon the issuance thereof. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to, or affecting the enforcement of creditors’ and other obligees’ rights generally and (b) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     SECTION 2.02. No Conflict.
          (a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Stockholder or by which the Sorrento Common Stock owned by Stockholder is bound or affected or by which the Parent Common Stock issuable to such Stockholder will be bound or affected upon the issuance thereof, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Sorrento Common Stock owned by Stockholder or the Parent Common Stock issuable to Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Sorrento Common Stock owned by Stockholder is bound or the Parent Common Stock issuable to such Stockholder will be bound upon the issuance thereof.

          (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder shall not, require any consent, approval, authorization or permit of any governmental entity.
     SECTION 2.03. Title to the Sorrento Common Stock. As of the date hereof, Stockholder is the owner of the shares of Sorrento Common Stock set forth on the signature page hereto and is entitled to vote, without restriction, on all matters brought before holders of Sorrento Common Stock. Such Sorrento Common Stock represents all the securities of Sorrento owned, either of record or beneficially, by Stockholder. Such Sorrento Common Stock is owned free and clear of all security interests, liens, claims, pledges, and limitations on Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever. Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Sorrento Common Stock owned by Stockholder.
ARTICLE III
COVENANTS
     SECTION 3.01. No Disposition or Encumbrance of Sorrento Common Stock or Parent Common Stock. During the term of this Agreement, Stockholder hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement, Stockholder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, or limitation on Stockholder’s voting rights, charge or other encumbrance of any nature whatsoever (“Encumbrance”) with respect to Stockholder’s Sorrento Common Stock or Parent Common Stock, directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing; provided, however, that any Stockholder may assign, sell or transfer his, her or its Sorrento Common Stock or Parent Common Stock, or any portion thereof, provided that any such recipient of the Sorrento Common Stock or Parent Common Stock, or any portion thereof, has delivered to Parent a counterpart signature page to this Agreement pursuant to which such recipient agrees to be bound by the terms of this Agreement.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01. Further Assurances. Stockholder will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.
     SECTION 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with the terms hereof and that Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Parent shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party.

     SECTION 4.03. Entire Agreement. This Agreement constitutes the entire agreement among Parent and Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent and Stockholder with respect to the subject matter hereof.
     SECTION 4.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
     SECTION 4.06. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the rules of conflict of laws of such state that would cause the laws of another jurisdiction to apply.
     SECTION 4.07. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile and other electronically scanned signatures (including in Portable Document Format) shall be deemed originals for all purposes of this Agreement.
     SECTION 4.08. Term. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement pursuant to the terms thereof, (b) the effectuation by Parent of the Name Change and the Redomestication, or (c) the date that is three (3) months after the Closing Date (six (6) months in the case of a review by the SEC of the Transaction 8-K).
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

QUIKBYTE SOFTWARE, INC.

By:
Name:
Title:

STOCKHOLDER:

[Name]

Shares of Sorrento Common Stock Held By Stockholder
[Signature Page to Voting Agreement]